Free Writing Prospectus

VanEck Merk Gold Trust

2021-05-20 Play the Inflation Trade_VanEck

0001546652

Pursuant to 433/164

333-238022

Natural Resources

# Play the Inflation Trade

VanEck

May 20, 2021

As 2021 has taken shape, for many, the inflation debate has seemingly shifted from “how much” to “how long”. More recently, there have been a number of factors pointing towards inflation as a potential protracted risk to investors. Consideration of this risk is clearly being reflected in the price trends of natural resources and commodities, which historically have been a leading indicator of inflation as they sit at the intersections of supply/demand and consumer/producer.

The historic fiscal and monetary policy response to the COVID-19 crisis has reignited the urgency of inflation discussions as the global economy reopened. Meanwhile, commodity and resource supply has been constrained from the sharp drop in capital investment over the last several years. In simplified terms, there is more money in the system, increased government and consumer spending, and rising prices through consumption. Plus, with less supply of materials, higher input costs are felt by producers, and these end up being passed on at the register in the form of rising prices. These trends, along with increased manufacturing activity and the possibility of wage inflation, establish a sturdy price floor, thus contributing to a potential prolonged inflationary cycle.

Historically, **natural resources and commodities broadly have acted as a viable hedge to inflation**. More specifically, we believe companies in this areas, particularly within energy, industrials metals and gold, have healthy balance sheets, attractive valuations and the ability to generate significant free cash. Many companies also exhibit what we view as fascinating longer term growth profiles as direct inputs and beneficiaries of the resource transition movement fueled by technological advances and sustainability.

## VanEck Inflation Sensitive Solutions

VanEck has a history of inflation sensitive investing in natural resources and commodities for over 50 years, offering investors actively and passively managed strategies, from physical commodities to natural resource equities. We offer specialized exposure to individual sectors and diversified solutions with broad exposure across sectors and industries.

| Name | Symbol | Gold/ Precious Metals | Traditional Energy | Alternative Energy | Base Metals | Agri-culture | Strategic/ Rare Earth Metals | MLPs | Infra-structure | REITs |
|---|---|---|---|---|---|---|---|---|---|---|
| Global Resources Fund | GHAAX | ■ | ■ | ■ | ■ | ■ | ■ | | | |
| CM Commodity Index Fund | CMCAX | ■ | ■ | | ■ | ■ | | | | |
| International Investors Gold Fund | INIVX | ■ | | | | | | | | |
| Oil Refiners ETF | CRAK | | ■ | | | | | | | |
| Energy Income ETF | EINC | | ■ | | | | | ■ | | |
| Unconventional Oil & Gas ETF | FRAK | | ■ | | | | | | | |
| Gold Miners ETF | GDX | ■ | | | | | | | | |
| Junior Gold Miners ETF | GDXJ | ■ | | | | | | | | |
| Natural Resources ETF | HAP | ■ | ■ | ■ | ■ | ■ | ■ | | | |
| Agribusiness ETF | MOO | | | | | ■ | | | | |
| Uranium+Nuclear Energy ETF | NLR | | ■ | | | | ■ | | | |
| Oil Services ETF | OIH | | ■ | | | | | | | |
| VanEck Merk Gold Trust | OUNZ | ■ | | | | | | | | |
| Real Asset Allocation ETF | RAAX | ■ | ■ | ■ | ■ | ■ | | ■ | ■ | ■ |
| Rare Earth/Strategic Metals ETF | REMX | | | | | | ■ | | | |
| Steel ETF | SLX | | | | ■ | | | | | |
| Low Carbon Energy ETF | SMOG | | | ■ | | | | | | |

More information including recent performance and current holdings can be found by clicking the fund names below:

### Global Resources Fund

Actively-managed approach to companies with unique competitive advantages associated with traditional commodities and those leading the development of emerging resource applications and technologies.

### International Investors Gold Fund

Proven fundamental, bottom-up process emphasizes stock selection based on industry experience to access opportunities across the gold mining sector.

**CM Commodity Index Fund**

A passively managed fund that offers diversified commodities exposure by spreading its exposure across multiple maturities and maintaining a constant maturity per commodity to mitigate the impact of negative roll yield.

**VanEck Vectors Oil Refiners ETF (CRAK)**

Provides exposure to an industry that may generally benefit from lower oil prices, a segment that has historically interacted differently with oil prices and market dynamics than other energy segments.

**VanEck Vectors Energy Income ETF (EINC)**

Offers exposure to MLPs and energy infrastructure companies that have historically exhibited attractive yield characteristics without burdensome K-1 tax reporting.

**VanEck Vectors Unconventional Oil & Gas ETF (FRAK)**

Provides access to the unconventional oil and gas industry, an industry that has experienced rapid growth and transformative technology advancements.

**VanEck Vectors Gold Miners ETF (GDX)**

The nation's first ETF that offers direct exposure to the gold mining industry, which may provide leverage to rising gold prices.

**VanEck Vectors Junior Gold Miners ETF (GDXJ)**

Access to junior gold miners, including smaller exploratory or early development phase companies that are responsible for many gold reserve discoveries worldwide.

**VanEck Vectors Natural Resources ETF (HAP)**

Offers exposure to global companies involved in six natural resources segments (including agriculture, energy, metals and renewable energy).

**VanEck Vectors Agribusiness ETF (MOO)**

Positioned to meet growing demand as global population growth is driving increasing food demand and the need for efficient agricultural solutions.

**VanEck Vectors Uranium+Nuclear Energy ETF (NLR)**

Access to an important segment of the nuclear energy market, which is a significant clean energy source at an inflection point from increasing demand.

**VanEck Vectors Oil Services ETF (OIH)**

Invests in highly liquid companies in oil services industry, including both domestic and U.S. listed foreign companies allowing for enhanced industry representation.

**VanEck Merk Gold Trust (OUNZ)**

Provides investors with a convenient and cost-efficient way to invest in gold through shares with the option to take physical delivery.

**VanEck Vectors Real Asset Allocation ETF (RAAX)**

Comprehensive allocation strategy that invests across real assets and seeks to reduce volatility by responding to changing market environments.

**VanEck Vectors Rare Earth/Strategic Metals ETF (REMX)**

Provides access to the rare earth or strategic metals industry, which supplies key inputs to many of the world's most advanced technologies.

**VanEck Vectors Steel ETF (SLX)**

Access to the steel industry, an industry supporting global industrialization and economic expansion.

**VanEck Vectors Low Carbon Energy ETF (SMOG)**

Exposure to low carbon energy that includes not only solar, wind and hydro companies, but also in more recently developing areas of the market such as electric vehicles, battery tech, hydrogen and fuel cells.

Disclosures

This material does not constitute an offer to sell or solicitation to buy any security, including shares of any Fund. An offer or solicitation will be made only through a Fund's prospectus or summary prospectus and will be subject to the terms and conditions contained. This material and the information provided herein are not directed at or intended for distribution to any person (or entity) who is a citizen or resident of (or located or established in) any jurisdiction where the distribution of these materials and/or the purchase or sale of interests of a Fund would be contrary to applicable law or regulation or would subject a Fund to any registration or licensing requirement in such jurisdiction. Persons who wish to review this material are required to inform themselves about and to observe any legal or regulatory restrictions which may affect their eligibility to make an investment in a Fund. Professional advice should be sought in cases of doubt.

Any projections, market outlooks or estimates in this material are forward-looking statements and are based upon certain assumptions that are solely the opinion of VanEck. Any projections, outlooks or assumptions should not be construed to be indicative of the actual events which will occur. Further, any information regarding portfolio composition, portfolio composition methodology, investment process or limits, or valuation methods of evaluating companies and markets are intended as guidelines which may be modified or changed by VanEck at any time in its sole discretion without notice.

**Investing involves substantial risk and high volatility, including possible loss of principal. An investor should consider the investment objective, risks, charges and expenses of a Fund carefully before investing. To obtain a prospectus and summary prospectus, which contain this and other information, call 800.826.2333 or visit vaneck.com. Please read the prospectus and summary prospectus carefully before investing.**

Please see the prospectus and summary prospectus of each fund for more complete information regarding its specific risks. You can lose money by investing in the Funds. Any investment in the Funds should be part of an overall investment program, not a complete program. Diversification does not assure a profit or protect against loss.

**CM Commodity Index Fund** is subject to the risks associated with its investments in commodity linked derivatives, risks of investing in a wholly owned subsidiary, risk of tracking error, risks of aggressive investment techniques, leverage risk, derivatives risks, counterparty risks, non-diversification risk, credit risk, concentration risk, and market risk. The use of leverage may magnify losses. Please see the prospectus and summary prospectus for information on these and other risk considerations.

**Global Resources Fund** is subject to risks associated with concentrating its investments in hard assets and the hard assets sector, including real estate, precious metals, and natural resources, and can be significantly affected by events relating to these industries, including international political and economic developments, inflation, and other factors. The Fund's portfolio securities may experience substantial price fluctuations as a result of these factors, and may move independently of the trends of industrialized companies. The Fund's investments in foreign securities involve risks related to adverse political and economic developments unique to a country or a region, currency fluctuations or controls, and the possibility of arbitrary action by foreign governments, including the takeover of property without adequate compensation or imposition of prohibitive taxation. The Fund is subject to risks associated with investments in derivative, commodity-linked instruments, and illiquid securities. The Fund is also subject to inflation risk, market risk, non-diversification risk, and leverage risk.

**International Investors Gold Fund** is subject to the risks associated with concentrating its assets in the gold industry, which can be significantly affected by international economic, monetary and political developments. The Fund's overall portfolio may decline in value due to developments specific to the gold industry. The Fund's investments in foreign securities involve risks related to adverse political and economic developments unique to a country or a region, currency fluctuations or controls, and the possibility of arbitrary action by foreign governments, including the takeover of property without adequate compensation or imposition of prohibitive taxation. The Fund is subject to risks associated with investments in derivatives, commodity-linked instruments, illiquid securities, and small- or mid-cap companies. The Fund is also subject to inflation risk, market risk, non-diversification risk, leverage risk, and risks of investments in a wholly owned subsidiary.

**Principal VanEck Vectors Equity ETF Risk Factors** include sector, market, economic, political, foreign currency, world event and index tracking risks. Additional risks include fluctuations in net asset value as well as the risks associated with investing in non-diversified portfolios made up of companies with medium- and small-capitalizations and with limited operating histories.

**VanEck Merk® Gold Trust: This material must be preceded or accompanied by a prospectus for the VanEck Merk Gold Trust (the "Trust"). Before investing, you should carefully consider the Trust's investment objectives, risks, charges and expenses. This and other information is in the prospectus, a copy of which may be obtained by visiting vaneck.com/ounz or calling 800.826.2333. Please read the prospectus carefully before you invest**. Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the gold held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the

Trust are bought and sold at market price, not at net asset value ("NAV"). Brokerage commissions will reduce returns. The sponsor of the VanEck Merk Gold Trust is Merk Investments LLC (the "Sponsor"). Van Eck Securities Corporation and Foreside Fund Services, LLC, provide marketing services to the Trust.

The request for redemption of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to decline during the time between the submission of the request and delivery. Delivery may take a considerable amount of time depending on your location.

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